Exhibit 99.1

EDITED TRANSCRIPT

FCN - Q3 2016 FTI Consulting Inc Earnings Call

EVENT DATE/TIME: OCTOBER 27, 2016 / 01:00PM GMT

OVERVIEW:

FCN reported 3Q16 consolidated revenues of $438m and GAAP EPS of $0.52. Co. expects 2016 revenue to be $1.8b and adjusted EPS to be $2.15-2.45.

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

CORPORATE PARTICIPANTS

Mollie Hawkes FTI Consulting Inc. - Managing Director of IR

Steve Gunby FTI Consulting Inc. - President and CEO

Ajay Sabherwal FTI Consulting Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Randy Reece Avondale Partners - Analyst

Kevin McVeigh Deutsche Bank - Analyst

Mark Riddick Sidoti & Company - Analyst

Tobey Sommer SunTrust Robinson Humphrey - Analyst

Tim McHugh William Blair & Company - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the FTI Consulting third quarter 2016, earnings conference call. As a reminder, today’s call is being recorded.

And now for opening remarks and introductions, I’ll turn the call over to Mollie Hawkes, Managing Director of Investor Relations at FTI Consulting. Please go ahead, ma’am.

Mollie Hawkes - FTI Consulting Inc. - Managing Director of IR

Good morning. Welcome to the FTI Consulting conference call, to discuss the company’s third quarter of 2016 earnings results as reported this morning. Management will begin with formal remarks, after which we will take your questions.

Before we begin, I would like to remind everyone that this conference call may include forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21 of the Securities Exchange Act of 1934, that involve risks and uncertainties. Forward-looking statements include statements concerning plans objectives, goals, strategies, future events, future revenues, future results and performance expectations, plans or intentions related to financial performance, acquisitions, business trends, and other information or other matters that are not historical, including statements regarding estimates of our future financial results, and other matters.

For a discussion of risks and other factors that may cause actual results or events to differ from those contemplated by forward-looking statements, investors should review the Safe Harbor Statement in the earnings press release issued this morning, a copy of which is available on our website at www.fticonsulting.com, as well as other disclosures under the heading of, Risk Factors and Forward-Looking Information, in our most recent form 10-K and in other filings filed with the SEC. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this earnings call and will not be updated.

During the call we will discuss certain non-GAAP financial measures such as adjusted EBITDA, total adjusted segment EBITDA, adjusted earnings per share, and adjusted net income. For a discussion of these, and other non-GAAP financial measures, as well as our reconciliation of non-GAAP financial measures to the most recently comparable GAAP measures, investors should review the press release and the accompanying financial tables that we issued this morning.

Lastly, there are two items that have been posted to the Investor Relations section of our website this morning, for your reference. These include a quarterly earnings presentation and an Excel and PDF of our historical financial and operating data, which has been updated to include our third quarter of 2016 results. Of note, during today’s prepared remarks, management will not speak directly to the quarterly earnings presentation. To ensure our disclosures are consistent, these slides provide the same details as they have historically, and as I have said, are available on our Investor Relations website.

With these formalities out of the way, I am joined today by Steve Gunby our President and Chief Executive Officer, and Ajay Sabherwal, our recently appointed Chief Financial Officer. At this time, I will turn the call over to our President and Chief Executive Officer, Steve Gunby.

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting Inc. - President and CEO

Thank you Mollie, and thanks to all of you for joining the call this morning.

Let me start, actually, by welcoming you, Ajay, to your first FTI earnings call. I think a few of you on the phone have had a chance to meet Ajay, for those of you haven’t, I hope you get a chance to do so soon. He is not only a capable public company CFO, he’s an action oriented, and practical, and committed executive. I’m very delighted to have you on board, Ajay.

Before Ajay takes all of us through the details in the quarter, let me highlight three points. First, the quarter ended up very much in line with what we expected. It actually started with a very slow July, we had a lot of projects wind down, we expected some and some other ones, as happens in this business, then wound down unexpectedly, and then because we were so busy in the first half of the year, a lot of folks took vacation. So July was slower than I expected. August recovered, although it also felt some of the summer vacation effects, and then we had a very strong September.

Overall, however, from an EPS perspective, ultimately the quarter came in about what we expected. And we are reaffirming our guidance for the year, of adjusted EPS between $2.15 and $2.45 for this year.

Second, let me use this opportunity to talk about our path forward in our technology business. As you may recall, in February, we shared a number of observations about this business. First, and probably most importantly, that this has been a great business for us, historically. Not only one of the most important contributors to our P&L over the years, but also a driver of the brand-building complex work that we strive to stand for everyplace at FTI.

We also talked about our retail software, which we believe by many measures, is the best software in this market, generally, and certainly for the most difficult complicated, high-profile assignments. And we talked about the fact we have a terrific consulting and services business, populated with professionals, who are viewed by many as the most outstanding consultants in this field.

So there are a lot of good things we discussed. But we also discussed that, like many businesses – like all businesses, and all technology businesses, the world changes. And we have had some thought that we needed to change as well.

We talked about how there were fewer large jobs in the market. And that as large jobs rolled off, they are being replace. The market is growing, but they are being replaced by many smaller and medium-sized jobs, which requires an agility in our sales efforts that we may not have needed in the past.

We talked about how we have historically gone to market with a very integrated strategy, keeping our software essentially for ourselves. That was an extraordinarily successful strategy in the past, but we wondered whether the changing market dynamics meant that that might not be the right strategy going forward. So, in February although we expressed a lot of confidence in both sides of this business, we thought we needed to do a fundamental re-look to think about how we best support both parts of our businesses, moving forward.

So over the last six months, we’ve look hard at all of those questions, while at the same time managing a business; investing heavily in our Ringtail software to keep it at its leading position, and also make it user friendly. And we focused on improving the underlying financial performance. And we have been thinking through leadership structure issues.

So let tell you about the result of those efforts. First in terms of structure, we have decided to depart from our prior integrated strategy, and de-link the consulting and software businesses. They will continue to be operated as part of a single technology business segment, but with separate leadership focuses.

In our consulting business, we remain committed to our current E-Discovery business, supported by Ringtail, but we also have a series of extensions to that business that we will think will be powerful, and additive, and importantly, can leverage the terrific people we have. These extensions include further investment and acceleration in our information governance practice, as well, it’s developing several new consulting and service offerings that we think represent substantial new revenue streams going forward.

On the software side, we have created a focused management team dedicated to growing the ecosystem substantially. Which means, expanding the number of Ringtail users beyond us and our current partners. I am excited about that break from our historical approach.

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

A side point, I think some of you know, one avenue explored was whether a potential partner could help us accelerate the broadening of the ecosystem of Ringtail materially. We ended up talking to a great number of potential partners, and there was actually a lot of interest. Ultimately, we did not come up with a partner we thought could work with us in a way that we thought would actually accelerate the broadening of the ecosystem so we have stopped that process.

What that means going forward, is that we will, of course, be ourselves a heavy user and heavy licenser of Ringtail, but the team that is running the software business will no longer focus solely on us. We will be aggressively expanding our ecosystem, and will deal with the market in a neutral way, in a way that takes advantage of the very present active needs in the market for high-end software.

While these two strategic initiatives have been underway, the team has also been focused on improving the basic economics of the business. We focused on making our cost structure more efficient. As you know, we took some cost structure out – cost activity out, cost actions in the first quarter, and we have been tightly managing the business since.

At the same time, we’ve invested in Ringtail to enhances usability and make it more attractive to third parties. And, we focused on aggressively winning those small- and medium-sized jobs, and I am pleased to say, over the last three months, they have been the strongest in the last year in terms of revenue from new engagements.

Lastly, I’m pleased to announce, in case you do not see it earlier in the month, that we appointed Sophie Ross as the new leader for technology business. I will say we have a lot of strong candidates, external candidates, but also internal candidates. But I am actually thrilled that Sophie is taking on his role.

To recap, in the tech business, we are driving a great number of changes. A leaner cost structure, agility in our sales force, winning more small- and medium-sized jobs, expanding the consulting offering, committing to grow the ecosystem on our software side, and behind that we’ve put strong leadership with discipline and accountabilities for others initiatives. All of those steps, to me, collectively lead me to a positive view on where this business can go. And importantly, we believe that we can make 2016, in financial terms, the bottom for this business.

Lastly, before I turn the call over to Ajay, let me update everyone as I have sometimes done, on where I see this company in its journey to realize what I see, as incredible potential. I mean, this company is improving every day, but every step of improvement just leads to more potential, and the upside of this company is enormous.

The journey we’ve been on has had a couple of different thrusts. One goal has been to make this company more than the sum of the parts. And I think that’s a goal that were making progress on, but will be in front of us for years to come. And that goal, actually, can be a fundamental foundation for sustainable growth for us for many years ahead.

The second goal has actually occupy more time – a bigger chunk of our efforts over the last couple of years, which is to make sure each individual business, each segment in each geography, each sub-segment in each geography, has enough focus, enough initiatives, enough investment support, enough discipline to move businesses that in many cases were trending downward. There’s a lot of volatility, but through the trend volatility, many of them were trending downward, and turn this businesses into businesses that will still have volatility, but through the volatility are trending upward.

Last week we had a town hall for all of our staff. To me, the most exciting part of that town hall, was some of the discussion of some of the transformations that have happened in this company. I don’t think anybody listened to that town hall, any of our staff, without walking out motivated and excited about where we are moving the company. The people moves we are making, the ability to track people, the support of our people, and the culmination of focus and support that is taking businesses, not only turning them up, but creating better platforms for our businesses is going forward.

On these calls, we’ve talked about that at a higher level. We talked about corporate finance, that had many years of decline, and we thought we had globally – it had bottomed out in 2014, and was moving ahead in the right direction. And we had similar conversations around e-con, and about the major strategic turnaround in strat-com. We talked about the fact that those businesses, in various years had been substantial drags on earnings, but indicated confidence that over an extended period of time, these businesses had been turned into growth engines, and I continue to hold that belief.

We also talked to you about two businesses we didn’t think were there yet. One was the tech business we just discussed, and as I just said I am confident that beginning next year, this business starts to return to being a growth engine again. The other one we talked about was FLC, which has a lot of subparts, some of which were growing and some of which we had fix agendas. And we’ve talked about some of the fix agendas, and the fact that we thought we would get those efforts, Health Solutions, some overseas positions, done by the end of this year.

So in closing, I’m restating my conviction, not only that each of these businesses are great businesses with terrific professionals and real opportunity, but I actually believe that all of these businesses, by the end of this year, will be put in a place where they are engines for growth going forward. And not only do I believe that, but importantly the leaders of the businesses, and the people within those businesses, believe that. That does not mean we cannot have a setback for a quarter in any of these

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

businesses, or market forces that are in our headwind for a year. And it certainly doesn’t mean there isn’t any opportunity for improvement, I think the most energizing part of that town hall was that, the businesses that had most changed, saw themselves with the most opportunity ahead, and the most opportunity for further improvement. But it does mean that all of our businesses, in my view, are extremely well positioned going forward. And I have a lot of confidence and where we can take each of these businesses, and therefore the company as a whole. So with that, let me turn the call over to Ajay to take you through the quarter in more detail, before we take your questions.

Ajay Sabherwal - FTI Consulting Inc. - CFO

Thank you Steve, and good morning everyone.

In my prepared remarks, I will take you through our financial results and guidance for 2016. Now, instead of walking through every aspect of each segment’s results individually, I will speak to those aspects at the segment level which have a material impact on our consolidated financial results. All details we provided in our Q3 2016 earnings release, supplemental earnings materials, and the 10-Q remain the same.

First, let me give you our GAAP and adjusted EPS highlights, and then I will walk you through the income statement before turning to our guidance. I will be discussing both quarter-over-prior-quarter and sequential trends. Our third quarter met our expectations for EPS which were, for lower EPS and the second half than in the first half of the year.

Third-quarter GAAP EPS, and adjusted EPS, were $0.52. This compares to GAAP EPS of $0.25 in the third quarter of 2015, which included a $19.6 million charge or a $0.28 per share loss, related to the early extinguishment of debt. Adjusted EPS were essentially flat compared to $0.53 in the third quarter of 2015.

Worth noting, our adjusted tax rate for the quarter was 32.2% which compares to 38.5% in 3Q of 2015. Our lower tax rate was largely a result of a more favorable mix of earnings, primarily from the UK, where the corporate tax rate is lower than in the US, and lower state taxes. Our lower adjusted tax rate in the quarter, resulted in a $0.05 benefit to adjusted EPS. It is important not to extrapolate this, because of the variability of many factors that can affect our tax rate, including the mix and the size of pre-tax earnings.

On a sequential basis GAAP EPS declined by $0.12 and adjusted EPS declined by $0.14. Our corporate finance business, had weaker performance driven primarily by reduced distressed activity. Most other businesses did better sequentially, which underscores the importance of our efforts to turn all of our businesses into real engines for growth. As Steve mentioned, our technology business is beginning to report better results sequentially.

Year to date GAAP EPS is up $0.54 from $1.34 in Q3 last year, to $1.88 this year. Prior-year GAAP EPS was reduced by $0.28 related to our debt extinguishment, mentioned above. And current year GAAP EPS includes a reduction of $0.10 related to special charges taken in the first and second quarter. Both of these items are excluded from our adjusted EPS.

Additionally, the quarter over prior-year quarter improvement was impacted by the significant reduction in interest expense as a result of our refinancing. On an operating basis, improvements in economic consulting and corporate finance were offset by declines in our technology business. Adjusted EPS is up $0.40 from $1.60 to $2.00, which reflects the favorable impact of the interest expense reductions.

Now turning to the details on our income statement. Consolidated revenues of $438 million for the third quarter, declined $17.4 million, on a quarter over prior-year quarter basis. During the quarter, foreign currency translation driven largely by the decline of the British Pound, relative to the US dollar, negatively impacted revenues by $8.4 million compared to the prior-year quarter.

At the segment level, revenue as reported, increased $7.9 million in our economic consulting business, primarily because of growth in demand for our non-M&A related antitrust services. This increase was more than offset by a decline of $11.5 million in our technology business, as we had a large M&A related second request engagement in the same quarter last year that has been completed and reduced demand for litigation services.

In strategic communications, $8.5 million in lower pass-through revenues represented the majority of the quarter over prior-year quarter decline. Now on a sequential basis, consolidated revenues for the third quarter declined by $22.1 million. The majority of the decline was a $21.5 million decline in our corporate finance business driven primarily by a reduced distressed activity.

We are all aware that the restructuring market in general has been muted, a far cry from the activity we saw in 2008 and 2009. Last year, and earlier this year, however, there were a few key industries: retail, energy, and mining, where enough disruption had occurred to trigger distress, even with the current accommodating liquidity environment. Our results in the third quarter reflect a sequential slowdown in restructuring activities in these sectors in aggregate.

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

In strategic communications, revenues declined $4.1 million sequentially, as Q2 2016 was a very strong quarter with activity peaking on a number of projects. Some of our largest projects were completed during, or shortly after, Q2 2016 which explains a portion of the shortfall, with the remainder from seasonality effects from the summer months and a slowdown due to Brexit in EMEA.

Other businesses did better sequentially. Economic consulting revenues increased $4.5 million as we had some large M&A related antitrust cases in the third quarter, specifically, in the health care sector. So despite global M&A activity hitting a three-year low during the quarter, we continued to win more than our share of the opportunities that are in the market, and that supported our sequential revenue increase.

In technology, revenues increased $2.2 million sequentially. Consolidated adjusted EBITDA of $47.2 million declined $8.9 million on a quarter over prior-year quarter basis. At the segment level, the decrease was primarily due to an $8.9 million decline in adjusted segment EBITDA related primarily to underutilization and higher costs in corporate finance, from the ramp-up of experienced hires brought on during the quarter.

In technology, a $3.4 million decline in adjusted segment EBITDA was a result of lower demand and realized pricing for our managed review services on large-scale projects, compared to the prior-year quarter. These declines were only partially offset by adjusted segment EBITDA improvements in our forensic and litigation consulting business, or FLC, resulting from higher success fees in our health solutions practice, and in economic consulting where we reported revenue growth and improved utilization. On a consolidated basis, we reported adjusted EBITDA margin of 10.8% compared to adjusted EBITDA margin of 12.3% in the prior-year quarter.

Now sequentially, adjusted EBITDA for the quarter declined $9.4 million, despite adjusted segment EBITDA improvements in economic consulting, technology, and FLC. These improvements were more than offset by a $14.3 million decline in adjusted segment EBITDA in corporate finance, as well had lower volume for our higher-margin distressed work, and higher costs resulting from the 6% sequential increase in billable staff in corporate finance, a portion of which is our annual influx of campus hires, but about half of the headcount increase was experienced hires.

Now, speaking to his sequential increases in billable headcount. In aggregate, billable headcount grew to 3618 professionals which is up 3.9% sequentially, and 1% from Q3 2015. This 1% year-over-year growth is in the face of headcount reduction actions we have taken in the last 12 months, including exiting a Brazil business in FLC in 4Q 2015, headcount reductions in the first quarter in our technology business, and second-quarter actions in our health solutions practice. Excluding these reductions, billable headcount was up 4.3% year-over-year.

Unallocated corporate expenses of $21.7 million increased $800,000 or 4.1% compared to $20.9 million in the prior-year quarter.

Next, I will discuss liquidity. During the quarter our cash and cash equivalents grew by $42.5 million to $225.2 million. In addition, we repaid $25 million of our senior secured bank revolving-credit facility. Total debt now stands at $475 million, down from $520 million at the end of Q3 2015.

We did not repurchase any shares in the quarter. Our net debt declined, and we have ample liquidity to opportunistically return capital to shareholders. In June our board authorized a $100 million stock repurchase program. We will opportunistically look to take advantage of this authorization going forward.

Turning to guidance. We are now guiding downwards, to $1.8 billion in revenue for 2016, the lower-end of the previously provided revenue range of $1.8 billion to $1.87 billion. In addition, to year-to-date results, where revenue was lower than anticipated in the third quarter, there are several potential risks from both external and internal factors that we considered when deciding to guide to the lower end of our previously provided revenue range. These include slowing restructuring activity and foreign currency translation impacts, especially related to the decline of the British Pound following Brexit. Having said that, our adjusted EBITDA for the quarter was very much in line with our expectations, and we are reaffirming our 2016 guidance for adjusted EPS of between $2.15 and $2.45.

Before I open the call for your questions, I would like to reiterate some key themes, both from our Q3 results, and from what I see after two months at FTI. Our results were in line with our expectations for adjusted EPS. Our billable headcount is growing, and with that organic revenue growth potential. Our technology business, that has been underperforming its potential is showing signs of improvement. We have a portfolio of market leading businesses and a growing global footprint. We have very strong cash flows and numerous opportunities for capital allocation, including, continued organic growth, returning capital to shareholders, reducing debt, and acquisitions.

As Steve mentioned at the beginning of the call, this is my first earnings call with the company, and I am delighted to be here. And thank you, for your continued support of FTI.

With that, we will open the call up for your questions.

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

QUESTION AND ANSWER

Operator

(Operator Instructions)

Randy Reece, Avondale Partners.

Randy Reece - Avondale Partners - Analyst

Morning.

Steve Gunby - FTI Consulting Inc. - President and CEO

Good morning, Randy. How are you?

Randy Reece - Avondale Partners - Analyst

Doing all right. I was wondering if we could talk about bankruptcy and restructuring activity by vertical, and what kind of changes that you had seen there?

Steve Gunby - FTI Consulting Inc. - President and CEO

Sure, let me give a high-level view and then if you need to, you can supplement. You know more of the details.

The way to think about this, I think, is that the overall bankruptcy market is, at this point and hasn’t been, in a boom state. Right? Because we still have loose money. I actually have a lot of confidence over the next few years, the global authorities will not keep the loose money forever. And so over the next few years, I think we have a lot of confidence that this will be growth business.

But what really has been helpful in the last couple of years has been three verticals: mining, energy, and then also retail. And I think I mentioned, we probably got out ahead of the market last year. We started reporting higher numbers early last year, basically through strength in all three of those. Mining, incredible strength and also we just won disproportionate shares of the other jobs.

We still continue to win jobs there has been some slowdown in the overall market. I think the belief is that there will be energy deals for some time to come, and mining deals, but the first wave of deals has happened, and you are on the second wave, and so forth. And if $50 an oil sticks around, the business will not plummet, but it will no longer be a boom business it will taper.

And then we were somewhat surprised to see that there were almost no retail filings during the course of the summer, and we were a little perplexed last year just about the surge of retail filings. It’s just seemed – obviously there are some secular things going on that cause mall stores to be under stress, the Internet and so forth, but it seemed like the surge we had in 2015 and into the early 2016, was disproportionately high. And that is one reason I had cautioned about this, the summer looks like disproportionately low, and I don’t actually know why that is.

But we are seeing general slowdown in the amount of volume, and energy, and mining. It’s not a precipitous decline, and we saw a big drop in the amount of filings in retail over the summer. I don’t know if that’s just a temporary lull or not. And just to close that, I think longer-term we feel like the overall market will be up, but that will be requiring not just industry-specific issues, but just a reduction of this – of the world’s loosest money that the world has ever seen.

Did I answer your question, Randy?

Randy Reece - Avondale Partners - Analyst

Yes, very well. I had one other question about what are the cost implications of the decisions that you made in the technology segment?

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting Inc. - President and CEO

Cost implications of the businesses. I think you mean, in terms of reduction of cost? We have already taken out a fair amount of cost that business, Randy. I think, as you know, both in the – I gave you somewhat of an update on that, I guess pretty full update in the second quarter, that said we were taking actions then. We have continued to run that tight.

There’s always attrition in businesses and you have choices as to whether to backfill that or no, and we’ve backfilled some but a lot fewer. So if you look at the headcount in the business it’s down considerably versus where it was a year ago. I think we’ve got a much leaner operation there than we did. And –

Randy Reece - Avondale Partners - Analyst

So this doesn’t change your path for spending intentions in the future?

Steve Gunby - FTI Consulting Inc. - President and CEO

We have certainly – there are lots of elements to the strategy, and I’m not sure how much detail we’re going into, but as you remember, I made it a point of making sure we invested an awful lot in Ringtail this year. Internally we had a meeting and I authorized an additional – I don’t know if we say the number, but multi-million dollar spend on Ringtail, relative to the budget they had at that point in time, because I wanted to get it to be over the hump on certain capabilities and ready for third parties if we were going to do it.

So there’s those activities, which were surges in spending, which of course you don’t have to replicate surges in spending. We have lots of activity underway in terms of data center, movements, and so forth. So we’ve got a lot of activity underway that is part of just making this into the leanest, most fighting machine. But we’ve already made a lot of progress on that, Randy. And I think we have, right now, have a business that I have confidence in. We’ll be heading in the right direction next year. Does that help?

Randy Reece - Avondale Partners - Analyst

Yes. Thank you.

Operator

Kevin McVeigh, Deutsche Bank.

Steve Gunby - FTI Consulting Inc. - President and CEO

Kevin. How are you?

Kevin McVeigh - Deutsche Bank - Analyst

Hey, Steve. Never better. Yourself?

Steve Gunby - FTI Consulting Inc. - President and CEO

Good. Do you like the new digs?

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

Kevin McVeigh - Deutsche Bank - Analyst

I do, I do. It’s been super so far, thanks. Thanks for asking. I was going to ask Ajay that very same question. That would be my second question.

Ultimately, as you think about the technology business overall, specifically spanning the Ringtail vertical, how does that impact the go-to market strategy? And do you think you will get any kind of pushback from some of those potential clients given that you use it in-house?

Steve Gunby - FTI Consulting Inc. - President and CEO

Well, obviously that’s something we think hard about, particularly, given our history as a company. I went out to the marketplace, as you know I was not here five years ago, but more recently I went and talked with people who dealt with us. And we were not seen as somebody who was interested in licensing our technology on a neutral way, to anybody who could be perceived as a potentially competing with the consulting business.

And so, obviously, if you’re going to build the ecosystem you have to address that squarely. Nobody is going to license from you if they don’t believe that you are going to deal fairly with them, and that they’re getting treated as well as your internal colleagues. And we are heavily focused on that, which is why we have very much separate attention focused on it organizationally within the segment and a set of incentive structures being worked on for the leaders of that to make sure that they’re focused on the right part of it.

I’m not sure I want to go into any more detail then, but it’s a perfect question and you will never make the ecosystem grow unless you address it. So let me just say, we understand that and we are addressing it. I hope that helps.

Kevin McVeigh - Deutsche Bank - Analyst

It does. If you think about the restructuring business currently, what’s the mix of what you called distressed versus non-distressed right now?

Steve Gunby - FTI Consulting Inc. - President and CEO

That is a good question, we get it every quarter. I usually defer to my CFO for that, but I don’t know if you’re up to speed enough to know the answer Ajay?

Ajay Sabherwal - FTI Consulting Inc. - CFO

Over half. Just over half is distressed.

Kevin McVeigh - Deutsche Bank - Analyst

That is helpful. My last one, and I will get in queue. Ajay, I know you haven’t been on the ground that long, but any thoughts on initial reads? Ups, you know, positives? Or just any initiatives that you think about as you are settling in there?

Ajay Sabherwal - FTI Consulting Inc. - CFO

As I summarized as the end of my prepared remarks, what stands out for me is the practitioners in this company. I get a report on all the matters that the company is winning every day, and I feel like I’m reading an excerpt from virtually every financial newspaper on the planet. The breadth, width, scope of the practitioners globally, and the kind of work that their winning, is stunning.

In terms of initiatives, you know it’s a combination of, as a CFO it is in my DNA to watch cost and cash, and I continue to do that, but at the same time you have to optimally allocate resources for growth. I won’t go into any further specifics.

Kevin McVeigh - Deutsche Bank - Analyst

Thank you

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

Steve Gunby - FTI Consulting Inc. - President and CEO

Nice to talk with you.

Kevin McVeigh - Deutsche Bank - Analyst

Likewise

Operator

(Operator Instructions)

Steve Gunby - FTI Consulting Inc. - President and CEO

You did a great job, Ajay. Nobody is asking questions. That is good. Okay. Thank you very much. We have another question? Sorry. Are we good?

Operator

Pardon the interruption, we actually do have another question.

Mark Riddick, Sodoti & Company

Mark Riddick - Sidoti & Company - Analyst

Good morning.

Steve Gunby - FTI Consulting Inc. - President and CEO

Mark. Are you settling into the new role?

Mark Riddick - Sidoti & Company - Analyst

Yes I am. Thank you. I appreciate it.

I wanted to get a sense of maybe – just give us a bit of an update on what you’re looking at for year-end headcount? I think maybe previously, you were looking at least 5%, or so? And then maybe some of the areas you may be targeting? And then I have a follow-up on that.

Steve Gunby - FTI Consulting Inc. - President and CEO

I don’t have the exact forecast in front of me. Maybe someone could dig this out. But let me just say a couple of things about that more conceptually. First of all, the goal of having all of our businesses be growth engines, means that – growth engines will typically at least have 5% growth in headcount a year. And if you look at the businesses which we said were positioned to be growth engines as of now, we talked about in that way earlier this year, you’ll see the numbers are much higher.

My sense is that corp-fin, e-con, strat-com – those businesses average closer to 10% headcount growth, than they do 5%, or at least in the middle of that. And over a couple of years even higher I think crop-fin might be up close to 25% over two years. Which is probably not sustainable, but is this measure of, when you have the businesses positioned – we have the ability to attract great people, and when you have a business positioned and you go after it, it happens.

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

The issue is, as we have been sequentially working through businesses, and figuring out where we have a right to win, it’s meant we’ve cut back other places. So if you looked at strat-com, which has gone a lot over the last year, and the first year, actually looked like it did not grow it headcount at all, and that was because we were investing some places, like Brussels and some places, and we were exiting other places. And so you look at things and see net headcount zero, or down in certain sub-parts while you’re doing that focus.

And that’s what we’ve been going through this year with tech and some parts of FLC. And so I think the three parts of the business which we have thought we had got into fundamentally a good place, are well on that way, and well north of 5%, I think if you look at the numbers year-on-year, and will be at the end of the year. The issue is how much corrective action had to take place in some of the other places? And how much does that drag?

And it is the net of those that will affect the end of the year numbers. You know, and if you remember, FLC you know we exited 85 people in a business in Brazil. We took some overhead actions, and some actions in various overseas places, and then we’ve had all of these movements that we have been doing in tech.

My view was earlier, not withstanding all of that, the net of that would come out in the mid-single digits. I was targeting 5% at the end of the year. Whether our current forecast is 3.8% or 5.2% I don’t know, but probably somebody could get back to on that if we disclose at that level. But it still mid-single digits for this year.

Mark Riddick - Sidoti & Company - Analyst

Okay great. And I guess one other question is, just touching on the share repurchase program that I recall, there was a temporary hold placed on it for a while. I was wondering if that is still in effect? Or what we should look as far as going forward on that because the $100 million program authorization back in June, I was wondering when that might kick in.

Steve Gunby - FTI Consulting Inc. - President and CEO

There is no hold on that at this point. I put temporary hold on it while Ajay was getting on board just so that I would not make also the decisions, that he then said, what the heck did you do, Steve?

But we don’t make any commitments as to when we are going to use that. If you think about this company’s history, we’ve done a lot of share repurchases and in retrospect, we did it at market peaks, and you know – what I’m trying to do with this company, is cumulate enough cash that we can take advantage of lots of things in the marketplace. If ever the stock fell out of favor you want to have cash.

I remember starting this company and the company had just bought back stack at $0.42 and shortly after, the stock was then at $0.29 and I wanted to go buy back shares and we did not have any money to buy back shares. I said but four weeks before I joined you bought it back at $0.42. And they said, so what’s your point? I mean, we are never get into the situation. But also, I think the cash – we have been very careful about acquisition. My sense is great acquisitions come along when they come along. I always want to have the cash available for great acquisitions when we have it.

So we are not – one of the things that happens in professional services firms is – sorry, a little philosophy – if you look at industrial companies they are flush with cash when the markets are booming, and that’s when they do their acquisitions. And then when the markets are in troughs, nobody has any money to do acquisitions. We are never going to do that. I want to have cash available to be opportunistic on share repurchases, acquisitions, when the time is right. And we have moved this company into that position. The balance sheet of this company I think is never been as strong, and I don’t know that there are very many stronger ones in this industry.

So we have no constraints, no artificial blockage, on share repurchases, but nor are we making any specific commitments as to timing on any of that. Does that at least address your question?

Mark Riddick - Sidoti & Company - Analyst

Yes it does. That is excellent. I appreciate it. Thank you

Steve Gunby - FTI Consulting Inc. - President and CEO

Great. Do we have any other questions?

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

Operator

Tobey Sommer, SunTrust.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Good morning. Is the mid-single-digit target for billable headcount growth by year-end, a net number or are you adjusting it for headcount reductions? Because you gave the figures in the prepared remarks.

Steve Gunby - FTI Consulting Inc. - President and CEO

The number I always use is net. On gross, we add a lot of people. In professional services there is always turnover, right? I don’t know many professional services firms that don’t have, you know, 15% turnover in a given year or whatever. So if you’re going to grow X you have to grow 15 plus X, so it was net.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Second question is, how does the 3% year-over-year proactive headcount reductions that you cited in, I guess primarily Brazil, tech, and health care, how does that differ from what you may consider normal needs on an annual basis to look at the businesses pruning a little bit is that 3% larger, the same, or smaller than could be an annual type of activity?

Steve Gunby - FTI Consulting Inc. - President and CEO

So I don’t know where the 3% number comes from, so let me answer the question conceptually. All right? I think it is a good question. We will always have ongoing pruning which is day-to-day stuff. We will also always have some businesses where we made bets, where we thought they would work, and have some fix agendas. So the notion of saying, we are not hitting our head count needs because of fix agendas, is, if used universally is not an appropriate thing to do.

I think the way to think about this though, is in the last two years, what we have done is done a systematic move that, I don’t think we have ever done in this company, is a business-by-business, sub-business by sub-business, turning over each business, and saying where do we really have the right to win in strat-com? Which subparts of it are we betting on? Which parts are we retreating from? Where do we have the right to win in each of the other businesses? And that systematic process as we have gone business by business, has led to, in my experience, a bigger set of resets both positively and negatively than you would do on an ongoing basis.

And so when I exclude Brazil, I do it because that is a consequence of a more systematic process that hadn’t been done in this company for a long period of time. Going forward, I think if it’s normal routine attrition, when we’re saying each business should be headcount for growth, net of all that we ought to be growing headcount 5% or more, even including all those things. Did I address your question, Tobey?

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Sure. I was looking for a numerical answer, but that’s okay. In terms of the quantity of revenue in EBITDA, could you maybe ballpark what the headwind may have been from those more rigorous scrubbing of the businesses? And the closure of Brazil? And the headcount reductions in tech and health care? Just trying to get a sense for what the rest of the business, how it performed by comparison? To quantify the impact of those actions would be helpful.

Ajay Sabherwal - FTI Consulting Inc. - CFO

Tobey, we don’t break it down to that level of granularity, I’m afraid. But you can see, that if you look at the year-to-date, you can see the technology, the e-con, the corporate finance, which are the big engines doing quite well. And you can see that the technology side and some of the FLC sides, not as much. And that is, virtue of some of those situations which we have addressed.

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay last question for me and I will get back in the queue. How long do you think it will take to build third-party relationships to adopt Ringtail? And when could reasonably expect to ask you the question about seeing progress, and have you have gestated the process long enough to give us a full response on that?

Steve Gunby - FTI Consulting Inc. - President and CEO

That is a good question. And it is one that I’m having active discussion with internally. So, look we’ll give you updates as we always do, we will give you updates as any material strategic changes occur.

It obviously can’t take four years before you sign new contracts, or else you’re kidding yourself, right? That’s just not the way professional services work. We have some people pretty focused on it, and there’s a lot of interest in the market, to be honest, at this very point in time. So we’ll figure out the right way in the normal course of updates to keep you guys informed.

Tobey Sommer - SunTrust Robinson Humphrey - Analyst

Okay we will stay tuned. Thank you

Steve Gunby - FTI Consulting Inc. - President and CEO

Thank you

Operator

Tim McHugh, William Blair & Company

Steve Gunby - FTI Consulting Inc. - President and CEO

Good morning, Tim. Are you a Cubs guy?

Tim McHugh - William Blair & Company - Analyst

I’m a south-side of Chicago guy. If you familiar with Chicago, that’s the answer. But everyone in Chicago is a Cubs fan right now.

Steve Gunby - FTI Consulting Inc. - President and CEO

Good luck.

Tim McHugh - William Blair & Company - Analyst

First I guess, I apologize I joined a little late because of multiple calls, but the technology comments splitting the two sides. Can you comment at all on how we should think about the financial aspect or the financial split of those in terms of the revenue or EBITDA share between the two businesses?

Steve Gunby - FTI Consulting Inc. - President and CEO

If there is more technical answer, I will let Ajay – but that’s going to stay as one reporting segment, at this point. We’re not going to be breaking those out at this point.

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

Ajay Sabherwal - FTI Consulting Inc. - CFO

The answer there, the opportunity there is to expand our market opportunity by allowing us to use channel partners as well. It is a future state.

Tim McHugh - William Blair & Company - Analyst

Fair enough. Lots of change in that part of the world. Maybe the comment I missed, or you said earlier, that September got a fair amount better in terms of your performance versus even July and August. Can you give us more color was that in particular business segments? Was that broad-based? I guess what parts got better later in the quarter?

Steve Gunby - FTI Consulting Inc. - President and CEO

It probably wasn’t universal but it was broad-based. It was very broad-based. We just had, and I think it just happens sometimes, you had a lot of stuff end; some of it we expected, some of it we did not expect. Sometimes litigation end abruptly, usually because of good things for your client. But we had a bunch of stuff end, and then if people have been working as hard as they were in the first half of the year, and it happens to be July and August, people don’t necessarily return phone calls. They sort of say can we meet in three weeks after I take my vacation? So we always have lots of vacations in July and August, but we had a lot of vacations in July and August. So it was pretty broad – widespread. It was just more than I expected.

But we had good pipeline of work and people kept reassuring me that September would be better. And I was like, alright, is August going to be better? And so August was better. It was not fabulous, but it was better. So then you get reassured. And then September actually has been good, but it was pretty widespread. It wasn’t like one spike.

Tim McHugh - William Blair & Company - Analyst

And you talked about health care, when you talk about FLC broadly, and trying to get it back to you where you want it to be. Health care, I know is a smaller piece, but it’s been a focus area to try and get back on track. It sounded better in 2Q, but worse again in 3Q. You have that business, have you figured out where you want to take it? And is it where you want it to be?

Steve Gunby - FTI Consulting Inc. - President and CEO

I’m not sure it was worse in 3Q than it was in 2Q. Here’s the thing, I think we have good leadership in that group at this point, who is really focused on the right stuff. It’s actually probably the most bonded leadership team. It’s not a big of a partner group in there, it’s probably 20 partners, maybe 25. And they’re all focused on the right stuff at this point in time. I think they’re heading in the right direction. Part of your question was, do I think it’s where I want it to be now? No. Do I believe it will be there pretty soon? Yes. They are working on the right stuff.

And I think that’s the same thing for some of the other sub-parts of FLC that were lagging. That’s why I believe, this FLC as a whole, will be returned to be a contributor to organic growth beginning next year, because I think the weakest parts we have really good attention on. And the good parts – it works.

It’s interesting, I took a look at a chunk of North America, where I think we are so strong. And I looked at how many headcount we had added over the last two years, and it was 100 heads – billable heads. And I looked at what our revenue per billable person was, in that part from two years ago and this year, and we added 100 heads to that sub-part. And the revenue per billable head changed $1.00 a year. For that sub-part – maybe I shouldn’t say the exact numbers.

When we add headcount behind the right set of professionals, in the right markets, it just continues to grow the business. And maybe there’s a six-month delay, or maybe you get a headwind but it works. It’s a matter, sometimes we’ve had some positions where we’ve been not focused on realistically assessing how strong or weak we are in doing the things that we needed to. And I think we now have management focused on that. Some places you wish had it happened a little earlier, but I think we have management focused on that everyplace And I that’s why I have the confidence that we’re going to have all the businesses turned into a sustainable engine for growth beginning next year.

Did I address your question, Tim?

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

Tim McHugh - William Blair & Company - Analyst

Yes. And then, I thought of one quick follow-up. The headcount additions you did make, and maybe I’m parsing it too finely here. But when in the quarter did they come in? I’m just trying to think about the expense impact of all the hiring, and whether we saw full impact from that in Q3 or if I need to be thinking about a higher expense run rate as you have all these people onboard and continue to hire going into Q4.

Steve Gunby - FTI Consulting Inc. - President and CEO

I don’t know that specifically, I will let Ajay think about this. My experience is that you don’t have the full effect in the third quarter, because you don’t have that many – the third quarter is July, August, September. You don’t typically have the new hires from campus starting in July. They usually start in September. Now the lateral hires can start pretty evenly through. And those tend to be more expensive people, the sheer numbers the numbers are usually in the third quarter the numbers are mostly the campus hires and those usually come in September.

Ajay Sabherwal - FTI Consulting Inc. - CFO

It’s about half-and-half, and your characterization in terms of the months is correct.

Tim McHugh - William Blair & Company - Analyst

Thank you

Operator

I am showing we have no further questions at this time. I would like to turn the call back to Steve Gunby for any closing remarks today.

Steve Gunby - FTI Consulting Inc. - President and CEO

Well good. Thank you very much. Just to reiterate where we were. I think the quarter actually came in very much where we expected, and we are reaffirming guidance. I think the more important issue is the progress we’re making on all of these businesses, and I’m excited about that.

And as some of your questions point out, we are not through all the fix agendas, but we are not that far away either. And it does not mean we will not have fix agendas in businesses going forward, you always do. But this first systematic walk though all of our businesses? I think we’re near completion. And when you look at the places where we have completed it, and the trajectory they have and the confidence that the people have, as we heard in the town hall, or where you see in the results. It’s fun. And sometimes this business can be pretty fun, so thank you very much your time and attention and your support. Have a good day.

Operator

This does conclude today’s conference. Thank you for your participation. You may disconnect at any time.

OCTOBER 27, 2016 / 01:00PM GMT, FCN - Q3 2016 FTI Consulting Inc Earnings Call

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